UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SUNSET FINANCIAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Sunset Financial Resources, Inc. is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to the definitive proxy statement and accompanying proxy card filed with the Commission on September 8, 2006 and to be used in connection with the special meeting of stockholders of Sunset scheduled to be held on October 6, 2006. Sunset urges stockholders to read its definitive proxy statement because it contains important information.

On September 20, 2006, Sunset sent the following letter to its stockholders:

September 20, 2006

Dear Fellow Stockholder:

By now you should have received the proxy statement we distributed for our proposed merger with Alesco Financial Trust and a WHITE proxy card on which you should cast your vote. We have also sent you tender offer materials for our offer to purchase up to $25 million of our outstanding common stock. Whether or not you decide to tender some or all of your stock, you should vote FOR the merger.

As we have described in the proxy materials, your board of directors believes that the proposed merger between Alesco and Sunset is in the best interest of Sunset and our stockholders and will provide numerous benefits to our stockholders.

Mercury Real Estate Advisors LLC, one of our largest stockholders, recently announced its “unqualified support of the proposed merger” and said it would vote in favor of the merger. We strongly urge you to do the same. We have posted Mercury’s press release on our website at www.sunsetfinancial.net.

WHY YOU SHOULD VOTE FOR THE MERGER

•	The expectation that the merger will create a company that can generate significant earnings momentum through investing in higher yielding assets, in particular bank and insurance trust preferred securities (the expectation for the Alesco portfolio is an ROE of approximately 14%).

•	The potential for greater access to the credit and equity markets resulting from the increased size of the combined company’s equity (if the merger had occurred as of June 30, 2006, the combined company’s equity would have been nearly double Sunset’s equity of approximately $108 million on that date).

•	The enhanced liquidity provided to Sunset stockholders through the significant increase in the number of outstanding Sunset shares following the merger and the broadening of Sunset’s stockholder base.

September 20, 2006

•	The greater interest of securities analysts and institutional investors in a larger, combined entity, potentially increasing trading volume and liquidity in the combined entity’s stock, while increasing access to capital on more favorable terms.

•	The opportunities for administrative and operation economies of scale and cost savings for the combined entity (Sunset’s annualized G&A as a percentage of equity at June 30, 2006 was approximately 7% while Alesco’s expected G&A as a percentage of equity on a go-forward basis should approximate 1.5%), although such savings are difficult to quantify. .

Despite those expectations and your board of directors’ favorable recommendation, a dissident group, led by Western Investment Hedged Partners LP, has mailed a proxy statement to you, initiating a proxy contest in opposition to the proposed merger. Your board of directors believes there are facts that you should know about Western Investment.

•	Michael Tokarz has been proposed by Western Investment as a possible manager of Sunset’s portfolio. Western Investment neglected to inform you in its proxy materials that it owns approximately 8% of MVC Capital, of which Mr.Tokarz is the chairman and portfolio manager.

•	In its proxy materials, Western Investment admits that there can be no assurance Mr. Tokarz would agree to act as portfolio manager for Sunset. If he doesn’t, Western Investment’s fall back strategy is to work with Sunset’s existing management team, which Western Investment has severely criticized. In other words, Western Investment does not seem to have any strategy beyond seeking another outside advisor and, if that fails, working with existing management.

ASK YOURSELF, WHOSE INTEREST IS WESTERN INVESTMENT SEEKING TO

SERVE – YOURS OR ITS OWN?

Your board of directors believes that Sunset’s ability to grow and access higher yielding investment opportunities depends directly on the consummation of the proposed merger. Your board of directors and management have carefully considered the merger and believe it is the best available alternative for Sunset. We intend to vote FOR the merger and encourage you to do the same.

After completion of the merger, Sunset intends to continue to qualify as a real estate investment trust for federal income tax purposes and will continue to have its shares listed on the New York Stock Exchange.

WE URGE YOU TO VOTE FOR THE PROPOSED MERGER AND THE ADOPTION

OF THE NEW LONG-TERM INCENTIVE PLAN.

Please promptly return the enclosed WHITE proxy card to vote for the merger and the plan. Be sure to vote only on the WHITE proxy card. Even if you have already returned another proxy card, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card. If you have any questions or need assistance, please call MacKenzie Partners at (800) 322-2885 or collect at (212) 929-5500.

On behalf of your Directors,

Rodney E. Bennett
Chairman of the Board